UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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GREENHILL & CO., INC.

(Name of Registrant as Specified In Its Charter)

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March 1, 2013

Dear Stockholders:

You are cordially invited to join us for our 2013 annual meeting of stockholders, which will be held on Thursday, April 11, 2013, at 11:00 am ET, at the InterContinental New York Barclay, 111 East 48th Street, New York, New York 10017. Holders of record of our common stock as of February 21, 2013 are entitled to notice of, and to vote at, the 2013 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting and a valid proxy to vote at the meeting, as described under “How can I attend the meeting?” on page 4 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, April 11, 2013 at 11:00 a.m., Eastern Time

Place:	InterContinental New York Barclay 111 East 48th Street New York, New York 10017

Items of Business:	1. The election of directors.

2. Advisory resolution on our executive compensation.

3. Approval of the continued use of certain performance criteria under Greenhill’s Equity Incentive Plan.

4. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2013.

5. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record at the close of business on February 21, 2013.

Voting by Proxy or via the Internet:	Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet are on the proxy card.

By Order of the Board of Directors

Secretary

i

Greenhill & Co., Inc. (which we refer to as “Greenhill”, “we” or the “Company” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 11, 2013 and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 1, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory resolution on our executive compensation, the approval of the continued use of certain performance criteria under our equity incentive plan, and the ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions.

Who is entitled to vote at the meeting?

The Board has set February 21, 2013, as the record date for the annual meeting. If you were a stockholder of record at the close of business on February 21, 2013, you are entitled to vote at the meeting. As of the record date, 27,624,998 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 27,624,998 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.

How do I submit my proxy vote?

If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.

If you wish to vote using a proxy, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or otherwise by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet?

Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet if that option is offered by the bank or broker.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the advisory resolution on executive compensation and the vote on the continued use of certain performance criteria under our Equity Incentive Plan and to ratify the selection of our independent auditors.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the other proposals. The advisory resolution on executive compensation is not binding on the Board of Directors, but we value your vote and will consider the results carefully.

If you submit your proxy or vote via the Internet but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

Other than for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

The New York Stock Exchange permits a member broker who holds shares in street name for customers to use its discretion to vote on “routine matters” therefore if member brokers do not receive instructions from the beneficial owner of the shares they may only vote on the proposal to ratify the selection of our independent auditors. We therefore urge you to give voting instructions to your broker on all proposals.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation;

•	FOR the approval of the continued use of certain performance criteria under our Equity Incentive Plan; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2013.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation;

•	FOR the approval of the continued use of certain performance criteria under our Equity Incentive Plan; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2013.

Can I change my vote after submitting my proxy?

Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy to the Secretary of Greenhill;

•	By voting via the Internet at a later time; or

•	By voting in person at the meeting.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.

What is the frequency of future stockholder advisory votes on executive compensation?

At our stockholder meeting held on April 20, 2011, stockholders voted that we should hold future stockholder advisory votes on our executive compensation on an annual basis. Our Board carefully evaluated the results of this vote. In light of the results of such vote, our Board determined that we will hold an advisory vote on executive compensation every year. We will reevaluate this determination after the next stockholder advisory vote on the frequency of votes on executive compensation.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have also hired Georgeson Inc. to assist in the solicitation and distribution of proxies, for which they will receive a fee of $12,500, as well as reimbursement for certain out-of-pocket costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests.

The following table shows how many shares of our common stock were beneficially owned as of February 21, 2013, by each of our directors, director nominees and executive officers named in the 2012 Summary Compensation Table in this proxy statement, and by all of our directors, director nominees and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Filings”), except as noted below, no stockholder beneficially owned more than five percent of our common stock as of February 21, 2013. The percentage has been calculated on the basis of 27,624,998 shares of common stock outstanding as of February 21, 2013 (excluding treasury stock).

The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table, pursuant to applicable community property laws or as indicated in the Filings made by institutional stockholders, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors, Director Nominees and Named Executive Officers:
Robert F. Greenhill (1)	1,347,603	4.9%
Scott L. Bok (2)	464,516	1.7%
Christopher T. Grubb	1,187	*
Harold J. Rodriguez, Jr. (3)	63,968	*
Gavin D. Solotar	—	*
John C. Danforth (4)	14,661	*
Steven F. Goldstone	14,751	*
Stephen L. Key	10,198	*
Robert T. Blakely	1,119	*
Karen P. Robards	—	*
All Directors, Director Nominees and Executive Officers as a group (10 persons)	1,918,003	6.9%
5% Stockholders:
Morgan Stanley (5)	2,802,106	10.1%
Waddell & Reed (6)	2,204,466	8.0%
ClearBridge Investments (7)	2,092,386	7.6%
Blackrock, Inc. (8)	2,061,574	7.5%
The Vanguard Group (9)	1,517,250	5.5%

*	Less than 1% of the outstanding shares of common stock.
(1)	Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.
(2)

Includes 43,104 shares held by the The Scott L. Bok April 2011 Annuity Trust, a grantor retained annuity trust for the benefit of Mr. Bok and his two children. Also includes 25,000 shares held by Bok Family Partners L.P., a Delaware limited partnership, of which Mr. Bok is the general partner. Mr. Bok disclaims beneficial ownership of securities owned by Bok Family Partners L.P. except to the extent of his pecuniary interest therein. Also includes 288,783 shares held by the Bok Family Foundation. Mr. Bok expressly disclaims beneficial ownership of the shares held by the Bok Family Foundation.
(3)	Includes 63,968 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.
(4)	Includes 2,650 shares owned by the Donald Danforth Trust Under Agreement Dated 1/17/57 FBO John C. Danforth # 1951900 and 2,500 shares owned by the Donald Danforth Trust Under Agreement Dated 1/17/57 FBO John C. Danforth # 1951500.
(5)	Address: 1585 Broadway, New York, NY 10036.
(6)	Address: 6300 Lamar Avenue, Overland Park, KS 66202.
(7)	Address: 620 8th Avenue, New York, NY 10018.
(8)	Address: 40 East 52nd Street, New York, NY 10022.
(9)	Address: 100 Vanguard Blvd., Malvern, PA 19355.

Our executive officers and directors are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation—Compensation Discussion and Analysis—Executive Stock Ownership” below.

Messrs. Greenhill, Bok, Grubb, Rodriguez and Solotar are employees of Greenhill. They beneficially own approximately 7% of our common stock in the aggregate. In addition, other employees of Greenhill beneficially own approximately 3% of the common stock of Greenhill.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2012 were satisfied.

ITEM 1—ELECTION OF DIRECTORS

The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) is six. We believe the addition of a new independent director will be beneficial for the Board and are proposing the addition of Karen P. Robards as a director candidate, which would increase the number of directors on our Board to seven. Ms. Robards was recommended to the Nominating and Governance Committee as a director candidate by our Chairman. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board of Directors or the Board may reduce its size.

The nominees for election as director have provided the following information about themselves.

Robert F. Greenhill, 76, our founder, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. Mr. Greenhill was a member of our Management Committee since its formation in January 2004 until October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was chairman and chief executive officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee. We chose to nominate Mr. Greenhill as a director because he is the founder of our firm and has more than fifty years of experience in our industry.

Scott L. Bok, 53, has served as Chief Executive Officer since April 2010, served as Co-Chief Executive Officer between October 2007 and April 2010, and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok is a member of the board of directors of Iridium Communications Inc. (f/k/a GHL Acquisition Corp.). Mr. Bok served as Chief Executive Officer and Chairman of the Board of Directors of GHL Acquisition Corp. from 2007 to 2009. He has also served as a member of the board of directors of Heartland Payment Systems (2001 – 2005) and Republic Group Insurance (2003 – 2007). We chose to nominate Mr. Bok as a director because he serves as our Chief Executive Officer and has more than twenty-five years of experience in our industry.

John C. Danforth, 76, has served on our Board of Directors since February 2005. He served as the United States Representative to the United Nations between July 2004 and January 2005 and, except during his service at the United Nations, has been a partner in the law firm of Bryan Cave LLP since 1995. He served in the United States Senate from 1976 to 1995. Senator Danforth is a member of the board of directors of Cerner Corporation. He is ordained to the clergy of the Episcopal Church. We chose to nominate Mr. Danforth as a director because he was personally known to members of our management, who respected Mr. Danforth’s high integrity, sense of ethics and experience with government matters; we believe that his long record of outstanding public service enables Mr. Danforth to bring incremental perspectives to our Board.

Steven F. Goldstone, 67, has served on our Board of Directors since July 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. Mr. Goldstone served as a member of the board of directors of Trane, Inc. (f/k/a American Standard Companies, Inc.) from 2002 until 2008 and as a member of the board of directors of Merck & Co. from 2008 until 2012. We chose to nominate Mr. Goldstone as a director because he was personally known to several members of our management, who respected Mr. Goldstone’s high integrity and business acumen. We believe Mr. Goldstone’s past experience in a service industry similar to ours, as well as his experience as the leader of a complex publicly traded company, enables Mr. Goldstone to provide valuable experience to our Board.

Stephen L. Key, 69, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key is also a member of the board of directors of 1-800-Contacts, Inc. Mr. Key served as a member of the board of directors of Sitel, Inc. from 2007 until 2008 and as a member of the board of directors of Forward Industries, Inc. from 2010 until 2012. We chose to nominate Mr. Key as a director because he was personally known to several members of our management, who respected Mr. Key’s high integrity and financial expertise. We believe Mr. Key’s deep accounting experience and his previous management experience at several public companies add significant support both to the Board of Directors and the management team in considering accounting, finance and related matters.

Robert T. Blakely, 71, has served on our Board of Directors since April 2009. Since 2008, Mr. Blakely has served as the President of Performance Enhancement Group, a position he previously held from 2002 to 2003. From February 2006 to January 2008, Mr. Blakely served as Executive Vice President of Fannie Mae and from February 2006 to August 2007 as its Chief Financial Officer. From 2003 to 2006, Mr. Blakely served as Executive Vice President and Chief Financial Officer of MCI. From 1999 to 2002 he served as Executive Vice President and Chief Financial Officer of Lyondell Chemical. From 1981 to 1999 he served as Executive Vice President and Chief Financial Officer of Tenneco, Inc. From 1971 to 1981 Mr. Blakely was with Morgan Stanley. Mr. Blakely is a member of the board of directors of Westlake Chemical Corporation, Natural Resource Partners L.P. and Ally Financial Inc. (formerly GMAC, Inc.). Mr. Blakely completed a five year term on December 31, 2011 as Vice Chairman of the Board of Trustees of the Financial Accounting Federation, the oversight body for the Financial Accounting Standards Board. We chose to nominate Mr. Blakely as a director because he was personally known to several members of our management, who respected Mr. Blakely’s high integrity and financial expertise. We believe Mr. Blakely’s financial expertise and previous management experience at public companies in several different industries, including the financial services industry, bring additional perspectives to the oversight of our business.

Karen P. Robards, 62, has not previously served on our Board of Directors and has been nominated for election to our Board of Directors by our Nominating and Governance Committee. Since 1987, Ms. Robards has been a partner of Robards & Company, LLC, a financial advisory firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she served as head of its healthcare investment banking activities. Ms. Robards currently serves as Vice Chair of the Board and Chair of the Audit Committee of BlackRock Closed-End Funds. Ms. Robards is also a member of the Board of Directors of AtriCure, Inc., a medical device company, where she has served since 2000. From 1996 to 2005, Ms. Robards served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, which was acquired by AtriCure, Inc. in 2005. From 2007 to 2010, Ms. Robards also served as a director of Care Investment Trust, a publicly held real estate investment trust focusing on investment opportunities in the healthcare industry. Ms. Robards is a founder and trustee of the Cooke Center for Learning & Development, a not-for-profit educational organization in New York City. Ms. Robards received her B.A. from Smith College and her M.B.A. from Harvard Business School. We chose to nominate Ms. Robards as a director because of her high integrity and business acumen. We believe Ms. Robards’ past experience in our industry, as well as her experience as the leader of several public and private companies, enables Ms. Robards to provide valuable experience to our Board.

The Board of Directors unanimously recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

ITEM 2—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement.

Summary of our Executive Compensation

Highlights—Executive Compensation in 2012

•	48% gain for our shareholders in 2012, including both share price appreciation and dividend payments

•	Pre-tax profit margin of 25% for 2012

•	Advisory revenues of $291.5 million in 2012, a decrease of only 4% compared to the prior year despite global completed M&A transaction activity declining by 14%[1]

•	Repurchased nearly 1.9 million shares during 2012, despite maintaining a balance sheet with no net debt

•	Revenue per employee and pre-tax margin higher than that of key competitors in 2012

•	No cash bonus paid to our Chief Executive Officer in respect of 2010, 2011 or 2012

•	Vesting periods of incentive awards are five years

•	Percentage of compensation based on performance was 83% for our Chief Executive Officer in respect of 2012

•	No single trigger vesting on change of control; no gross ups; no special perks

Our executive compensation programs are designed to attract, motivate and retain executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value, taking into account the critical importance of human capital to our business. We are committed to utilizing the executive compensation program to reinforce our ownership culture and broaden employee ownership over time.

The components of our compensation for our executive officers and other professional employees have remained unchanged since the time of our initial public offering in 2004:

•	a competitive base salary, and

•

incentive compensation, based on our operating performance and each individual’s contribution to revenue as well as the development of our client base and market position and, where applicable, management, generally consisting of

•	an annual incentive compensation in the form of cash, and/or

•	long-term incentive compensation in the form of restricted stock units with a five-year vesting period.

The relative percentage of these components is not fixed, giving the Compensation Committee the flexibility to adjust the mix of compensation as circumstances change. This year, our Chief Executive Officer will not receive any annual incentive compensation in the form of cash and the long-term incentive compensation granted to our executive officers in the form of restricted stock units will vest over a period of five years, and in the case of our Chief Executive Officer and our Chief Operating Officer, in its entirety on January 1, 2018, subject to their continued employment until the vesting date. We believe that our financial results since our IPO

[1]	Source: Global M&A completed transaction volume for the year ended December 31, 2012 as compared to the year ended December 31, 2011. Source: Thompson Financial as of February 12, 2013.

confirm the effectiveness of our compensation practices. We encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.

We are asking our stockholders to approve the following non-binding advisory resolution at our 2013 annual meeting:

“RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2013 annual meeting of stockholders.”

This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board of Directors unanimously recommends that you vote FOR the approval of the advisory resolution to approve our executive compensation.

ITEM 3—APPROVAL OF CONTINUED USE OF CERTAIN PERFORMANCE CRITERIA UNDER THE GREENHILL & CO., INC. EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

Overview

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for “qualified performance-based compensation.”

One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the material terms of the performance goals under which compensation may be paid under certain performance-based programs, such as the Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”), be disclosed to and approved by stockholders at least once every five years.

Because five years have elapsed since the material terms of the performance goals under the Equity Incentive Plan were approved by our stockholders in 2008, we are asking stockholders to approve the material terms pursuant to this Item 3.

If our stockholders reapprove the material terms of the performance criteria under the Equity Incentive Plan, then annual cash-denominated incentive awards for 2013 and future years, as well as certain equity-based awards, awarded to our Chief Executive Officer and our next three most highly compensated executive officers (other than our Chief Financial Officer) may be structured to comply with the qualified performance-based compensation exception under Section 162(m), subject to compliance with the terms of the Equity Incentive Plan. If our stockholders do not reapprove the material terms of the performance criteria under the Equity Incentive Plan, then due to the application of Section 162(m), annual cash-denominated incentive awards for 2013 and future years, as well as certain equity-based awards, awarded to our Chief Executive Officer and our next three most highly compensated executive officers (other than our Chief Financial Officer) may not be fully tax deductible to us.

Summary of the Equity Incentive Plan

The following is a brief description of the material features of the Equity Incentive Plan, including the performance criteria. The full text of the Equity Incentive Plan is set forth in Exhibit A to this Proxy Statement. The description set forth below is qualified in its entirety by reference to Exhibit A.

Shares Available. Subject to adjustment as described below, the maximum number of shares of common stock (“Shares”) that may be delivered pursuant to awards granted under the Equity Incentive Plan is 30,000,000. The number of Shares available for future grants, as of February 21, 2013, was 21,116,658. The Shares may be subject to adjustment in the event of any reorganization, merger, consolidation, stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the Compensation Committee determines affects our capitalization. If any Shares covered by an award (other than a Substitute Award as defined below), or to which such an award relates, terminate, lapse or are forfeited or cancelled, or such an award is otherwise settled without the delivery of the full number of Shares underlying the award, then the Shares covered by such award, or to which such award relates, to the extent of any such termination, lapse, forfeiture, cancellation or surrender, will again become available for issuance under the Equity Incentive Plan. Shares underlying awards granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by us or with which we combine (“Substitute Awards”) will not reduce the number of Shares available for delivery under the Equity Incentive Plan.

Forms of Awards. The Compensation Committee may grant one or more of the following types of awards under the Equity Incentive Plan: (i) restricted stock units (or “RSUs”), (ii) options (including non-qualified stock options and incentive stock options), (iii) restricted stock awards, (iv) other stock-based awards and

(v) performance awards (each, an “Award”). To date, we have only made awards of RSUs and performance awards under the Equity Incentive Plan, and we expect that we will continue to grant such awards in the future.

Award Limits. As described above, the Equity Incentive Plan includes limits on Awards which may be granted in any calendar year to any employee who is a “covered employee” under Section 162(m) and who is expected to receive in excess of $1 million of compensation in such year. No covered employee may be granted, in any calendar year, (i) options that related to more than 700,000 Shares, (ii) performance awards denominated in Shares that relate to more than 700,000 Shares and (iii) performance awards denominated in cash or valued with reference to property other than Shares with a maximum dollar value payable equal to $25,000,000.

Eligibility. Our employees (including officers or directors who are also employees) or those of our affiliates and any of our consultants or advisors selected by the Compensation Committee are eligible to participate in the Equity Incentive Plan. The Compensation Committee may also grant Substitute Awards in connection with acquisitions and business combinations. We expect that approximately 325 employees and five non-employee directors will be eligible to participate in the Equity Incentive Plan.

Administration. The Equity Incentive Plan is administered by our Compensation Committee, or any successor committee thereto, or another committee of our Board of Directors appointed or designated by the Board of Directors. The Compensation Committee will have the discretion to select participants and determine the form, amount and timing of each Award to such persons, the exercise price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award. To the extent permitted by law, the Compensation Committee may delegate to one or more of our officers the authority to grant Awards except that such delegation cannot be made in respect of Awards for a person covered by Section 16 of the Securities Exchange Act of 1934.

Key Terms of Awards. The following is a brief summary of the types of Awards that may be granted under the Equity Incentive Plan.

RSUs. An RSU is an award that is valued by reference to a share, which value may be paid to the participant by delivery of Shares, cash or other property as determined by the Compensation Committee. Restrictions on RSUs may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.

Options. Options are rights to purchase Shares at a price and during a period determined by the Compensation Committee. The exercise price of an option will not be less than the fair market value of our common stock on the date of the option grant. Options generally expire no later than 10 years after the date of grant.

Restricted Stock Awards. Restricted stock is any Share issued with the restriction that the participant may not, for a specified time or times, sell, transfer, pledge or assign such Share and with such other restrictions as the Compensation Committee, in its sole discretion, may impose. Restrictions on restricted stock awards may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.

Performance Awards. Performance awards are the award of cash, Shares or a combination thereof that will be earned by the participant upon the achievement of performance goals established by the Compensation Committee. The Compensation Committee will determine the performance criteria to be achieved during any performance period and the length of the performance period. Performance awards may be settled in cash, Shares or other property as will be determined by the Compensation Committee.

Other Share-Based Awards. The Equity Incentive Plan also authorizes the grant of awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property. Other share-based awards will also be available as a form of payment of other awards granted under the Equity Incentive Plan and other earned cash-based compensation.

Dividend Equivalents. The Compensation Committee may in its discretion include in the applicable award agreement a dividend equivalent right entitling the participant to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the Shares covered by such Award as if such Shares were then outstanding. We currently pay dividend equivalents in respect of all of our RSUs, although such amounts are subject to forfeiture under certain circumstances.

Section 162(m). If the Compensation Committee determines that an Award is intended to satisfy the qualified performance-based compensation exception under Section 162(m), such award will be structured, in accordance with the provisions of the Equity Incentive Plan, to provide that the lapsing of restrictions on an award and the distribution of cash, Shares or other property, as applicable, will be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which will be based on the attainment of specified levels of one or any combination of the following performance goals:

1.	earnings per share;

2.	return on average common equity;

3.	pre-tax income;

4.	pre-tax operating income;

5.	net revenues;

6.	net income;

7.	profits before taxes;

8.	book value per share;

9.	stock price;

10.	earnings available to common stockholders;

11.	ratio of compensation and benefits to net revenues; and

12.	execution and origination of assignments directly related to the individual covered employee.

The performance goals may be based solely by reference to the Company’s or a subsidiary’s performance, or the performance of a division, business segment or business unit of ours. The performance goals may also be based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Compensation Committee can impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of the qualified performance-based compensation exception under Section 162(m).

Termination of Employment. Except as otherwise determined by the Compensation Committee or provided by the Compensation Committee in an applicable agreement under the Equity Incentive Plan, in case of termination of employment or cessation of services:

(a) for reason of death, Disability (as defined in the Equity Incentive Plan) or Retirement (as defined in the Equity Incentive Plan), any unvested restricted stock award, RSU award or any Award that is an option then held by the participant will immediately accelerate and become fully vested, exercisable and payable and any such Award that is an option will automatically expire on the earlier of (i) the date the option would have expired had the participant continued in such employment and (ii) one year after the date such participant’s service ceases;

(b) by the Company for cause, (i) any Award that is an RSU or restricted stock award then held by the participant that is not payable will automatically be forfeited in full and canceled by the Company upon the participant’s termination of employment and (ii) any option then held by the participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company on the date such participant’s service ceases;

(c) by the Company without cause within two years following the occurrence of a Change in Control (as defined in the Equity Incentive Plan) or upon a termination of employment by the Company without cause six months prior to the occurrence of a Change in Control if the Compensation Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):

(i) any restricted stock award or RSU award then held by such participant will be immediately accelerated and become fully vested and payable, and

(ii) any option then held by such participant will be immediately accelerated and become fully vested, exercisable and payable will automatically expire on the earlier of (A) the date the option would have expired had the participant continued in such employment and (B) one year after the date the participant’s service ceases; and

(d) for any reason other than death, Disability, Retirement, cause or in connection with the occurrence of a Change in Control:

(i) any time-vesting restricted stock award or time-vesting RSU award then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company on the date the participant’s service ceases,

(ii) any option then held by the participant to the extent exercisable will automatically expire on the earlier of (A) the date the option would have expired had the employee continued in such service and (B) 180 days (or 90 days in the case of options that are intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”)) after the date that the participant’s service ceases, and

(iii) any RSU Award or restricted stock award then held by the participant which is not then payable and which remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time the Award would have been payable if the termination of employment had not occurred.

As used above, in accordance with the Equity Incentive Plan, “cause” will be determined by the Compensation Committee in its sole discretion.

Change in Control. Except as described above and except as otherwise provided in the applicable agreement under the Equity Incentive Plan, upon the occurrence of a Change in Control, the Compensation Committee will determine whether outstanding options under the Equity Incentive Plan will become fully exercisable and whether outstanding Awards (other than options) under the Equity Incentive Plan will become fully vested and payable.

Transferability. Except as the Compensation Committee may otherwise determine from time to time, no Award and no right under any such Award, will be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution.

Amendment, Modification and Termination of the Equity Incentive Plan. The Board of Directors may suspend, amend, alter, discontinue or terminate the Equity Incentive Plan; provided that such action will not be taken without stockholder approval if such approval is necessary to qualify for or to comply with any tax or regulatory requirement for which or with which the Board of Directors deems it necessary or desirable to qualify or comply. No action taken with respect to the Equity Incentive Plan will adversely affect rights of a participant, without the consent of the affected participant, except such action made to cause the Equity Incentive Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding the foregoing, no amendment may cause any outstanding award that is intended to be eligible for the qualified performance-based compensation exception under Section 162(m) to cease to qualify for such exception.

U.S. Federal Income Tax Consequences of Awards. There will be no U.S. federal income tax consequences to the participant or us upon the grant of an option under the Equity Incentive Plan. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired Shares; less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.

Upon the exercise of an incentive stock option, a participant recognizes no immediate taxable income. Income recognition is deferred until the participant sells the shares. If the option is exercised no later than three months after the termination of the participant’s employment, and the participant does not dispose of the shares acquired pursuant to the exercise of the option within two years from the date the option was granted and within one year after the exercise of the option, the gain on the sale will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the shares are not held for the full term of the holding period outlined above, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income and, we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an incentive stock option over the exercise price therefor constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the Code.

Unless a participant makes a “Section 83(b) election” under the Code, there will be no U.S. federal income tax consequences to either the participant or us upon the grant of restricted stock until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock. At that time, the participant generally will recognize taxable income equal to the then fair market value for the shares. We will generally be entitled to a corresponding tax deduction.

There generally will be no U.S. federal income tax consequences to the participant or us upon the grant of performance awards (unless the participant makes a “Section 83(b) election” under the Code) or RSUs. Participants generally will recognize taxable income at the time when such awards are paid or settled in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to a tax deduction equal to the amount includible in the participant’s income.

This summary is limited to the federal tax issues addressed in this summary. It was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be asserted under the Code.

New Plan Benefits

It is not possible at present to determine the amount or the form of any award that will be granted to any individual during the term of the Equity Incentive Plan. The table below sets forth the awards that have been granted under the Equity Incentive Plan in 2013 as of the date of this proxy statement to our executive officers and our other employees who are not executives. In addition, the table below sets forth the stock grants to our directors who were not executives in 2012.

2013 Annual and Equity-Based Incentive Award Grants

Under the Equity Incentive Plan

Name	Restricted Stock Units (#)		Annual Cash-Based Awards for 2012 Performance ($)	Shares of Common Stock Granted in 2012 (#)
Scott L. Bok	49,269		-0-	-0-
Chief Executive Officer

Christopher T. Grubb	3,569		269,000	-0-
Chief Financial Officer

Harold J. Rodriguez, Jr.	16,978		-0-	-0-
Chief Operating Officer

Gavin D. Solotar	9,134		162,539	-0-
General Counsel and Secretary

All executive officers as a group	78,950		431,539	-0-

Non-executive director group (non-employees) (1)	-0-		-0-	5,951

Non-executive officer employee group (2)	932,715	(3)	16,107,461	-0-

(1)	During 2012, directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option in cash or stock or a combination. See “Director Compensation Table” below.
(2)	Includes Mr. Robert F. Greenhill, who is a director and employee of the Company.
(3)	Includes 49,269 restricted stock units granted to Mr. Robert F. Greenhill.

Vote Required for Approval

The approval of the continued use of certain performance criteria under the Equity Incentive Plan requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved.

Board Recommendation

The Board of Directors unanimously recommends that you vote FOR the approval of the continued use of certain performance criteria under our Equity Incentive Plan.

ITEM 4—RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2013. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. If the selection is not ratified, or even with ratification, our Audit Committee may reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2013. Proxies will be voted FOR ratifying this selection unless otherwise specified.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.greenhill.com. Other corporate governance documents also are available on our website at the same address, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy. The written charters, the Guidelines, the Code and the Related Person Transaction Policy are also available in print to any shareholder who requests them.

Director Independence

Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or director nominee is independent.

The Board determined that none of Messrs. Danforth, Goldstone, Key or Blakely or Ms. Robards:

•	had any material relationship with Greenhill (other than as directors or as a director nominee)

•	had any material relationship, either directly or as a partner, shareholder or officer, of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•

is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of, the Greenhill audit team or a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•

is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•

is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review the Board affirmatively determined that each of our non-employee directors (Robert T. Blakely, John C. Danforth, Steven F. Goldstone and Stephen L. Key) and our non-employee director nominee (Karen P. Robards) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill and Bok cannot be considered independent directors because of their employment at Greenhill.

Meetings of the Independent Directors

In addition to the committees of the Board of Directors described above, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill and Bok) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.

Committees of the Board

Audit Committee

Members:

Stephen L. Key (Chairman)

Robert T. Blakely

John C. Danforth

The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. While we do not have a policy that limits the number of public company audit committees on which the members of our Audit Committee may serve, none of the members of our Audit Committee other than Mr. Blakely currently serve on more than three such audit committees. Mr. Blakely currently serves on the audit committees of four public companies, including Greenhill. Our Board of Directors has discussed with Mr. Blakely the time and effort required to be devoted by Mr. Blakely to his service on these committees and has affirmatively determined that such services do not impair Mr. Blakely’s ability to serve as an effective member of Greenhill’s Audit Committee.

The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which is available on our website at www.greenhill.com. The Audit Committee met five times during 2012. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2012. Stephen L. Key is a member of the SEC Subcommittee.

Compensation Committee

Members:

Steven F. Goldstone (Chairman)

Robert T. Blakely

Stephen L. Key

The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the Chief Executive Officer), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation—Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Compensation Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee has adopted and operates under a written charter, which permits the Compensation Committee to delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in the best interests of Greenhill. The charter is available on our website at www.greenhill.com. The Compensation Committee met three times during 2012.

Nominating and Governance Committee

Members:

Robert T. Blakely (Chairman)

Steven F. Goldstone

Stephen L. Key

The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, which is available on our website at www.greenhill.com. The Nominating and Governance Committee met once during 2012.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. The Board met five times during 2012. All of our directors attended the annual meeting of stockholders in 2012, and all of our directors attended at least 75% of the Board and committee meetings on which the directors served.

Procedures for Contacting the Board of Directors

The Board has established a process for stockholders and other interested parties to send written communications to the Board, the independent directors, or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022 (attention: General Counsel). The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman. Items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including solicitations and advertisements, junk mail and resumes.

Procedures for Selecting and Nominating Director Candidates

In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee does not have any formal diversity policy. With these factors and characteristics in mind, the Committee will generally begin its search by seeking potential candidates from existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.

Our Board of Directors has adopted procedures by which stockholders may recommend nominees to the Board. The Nominating and Governance Committee will consider any director candidate recommended by shareholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Secretary at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022.

Director and Officer Indemnification

We have entered into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our amended and restated certificate of incorporation.

Board Leadership Structure and Role in Risk Oversight

The Chairman of our Board of Directors, Robert F. Greenhill, is the founder of Greenhill and has previously served as its Chief Executive Officer. In 2007, Mr. Greenhill relinquished the position as Chief Executive Officer. At that time, the Board of Directors determined that it was in the best interests of our stockholders for Mr. Greenhill to continue to serve as Chairman of the Board, given the depth of his experience with our firm and our industry. The independent members of our Board of Directors have not chosen to appoint a “lead independent director”. Our Board of Directors, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board of Directors and its committees each year as a part of its annual self-evaluation process, and in that context considers, among other things, issues of structure and leadership. The Board of Directors is satisfied that its current structure and processes are well suited for the Company, given its simple business model, significant employee stock ownership and size.

The Board of Directors has delegated risk management and oversight to the Audit Committee. The Audit Committee receives regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee also receives an annual report on legal, regulatory and compliance matters from the Greenhill Global Compliance Committee. The Audit Committee oversees the Company’s periodic risk assessments and risk-based internal audits. In addition, the Audit Committee meets regularly with the Chief

Compliance Officer, principal accounting officer and General Counsel of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board of Directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our website at www.greenhill.com.

We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.

Related Person Transaction Policy

We have adopted a written related person transaction policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, the Chief Executive Officer and/or the Nominating and Governance Committee for review depending on the identity of the “related person”. Such reviewer will review, approve or ratify the transaction, taking into account all relevant facts and circumstances, including without limitation the commercial reasonableness, the benefit and perceived benefit or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the Chief Executive Officer or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Highlights—Executive Compensation in 2012

•	48% gain for our shareholders in 2012, including both share price appreciation and dividend payments

•	Pre-tax profit margin of 25% for 2012

•	Advisory revenues of $291.5 million in 2012, a decrease of only 4% compared to the prior year despite global completed transaction activity declining by 14%[2]

•	Repurchased nearly 1.9 million shares during 2012, despite maintaining a balance sheet with no net debt

•	Revenue per employee and pre-tax margin higher than that of key competitors in 2012

•	No cash bonus paid to our Chief Executive Officer in respect of 2010, 2011 or 2012

•	Vesting periods of incentive awards are five years

•	Percentage of compensation based on performance was 83% for our Chief Executive Officer in respect of 2012

•	No single trigger vesting on change of control; no gross ups; no special perks

Overview and Process

The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors, has overall responsibility for evaluating and approving the executive officer base salary, annual and long-term incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs of Greenhill. Neither we nor the Compensation Committee has retained any compensation or similar consultants to assist in determining forms or amounts of compensation for employees or directors. Rather, the Compensation Committee maintains a dialogue with the management of Greenhill regarding compensation, industry practices and the contributions of individual executives which are taken into account in determining compensation. Scott Bok, our Chief Executive Officer, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and incentive compensation each year. The Compensation Committee, in approving annual and long-term incentive compensation, is also aware of the amounts of compensation previously awarded to the executive officers and their level of stock and restricted stock unit ownership.

Compensation Philosophy

Given the critical importance of human capital to our business, we have designed our executive compensation program to attract, motivate and retain the executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value. Our compensation policy has not changed since our initial public offering in 2004. A substantial portion of each executive’s total compensation is variable and delivered on a pay-for-performance basis. We are committed to utilizing the executive compensation program to reinforce our ownership culture and to broaden employee ownership over time. We strongly believe that executive and employee ownership directly aligns the interests of employees and stockholders and promotes long-term stockholder value creation. The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentive compensation, each of which is described below. It has historically been our goal that compensation and benefits in the aggregate represent 50% or less of our annual revenue. While we achieved that objective during the period from our IPO through 2009, when our ratio

[2]	Source: Global M&A completed transaction volume for the year ended December 31, 2012 as compared to the year ended December 31, 2011. Source: Thompson Financial as of February 12, 2013.

of compensation to revenues was 46%, we have been impacted more recently by the challenging transaction environment. As a result, our ratio of compensation to revenues has ranged between 53% and 57% over the past three years, although this ratio has declined as a percentage of revenues in each of the last two years from the prior year. In 2012, our ratio of compensation and benefits to revenues was 53%. While this ratio is down from the preceding two years, and below our key competitors, it is still above our historic policy goal of maintaining a ratio not to exceed 50%. We remain committed to our goal of returning to a compensation ratio of 50% or less. Our ratio of compensation to revenues has consistently (including in 2012) been lower than that of our key competitors. In allocating compensation to our executive officers and other senior professionals, our primary emphasis is on evaluating the relative contribution to the Company that each executive officer and other senior professional has made and on allocating compensation fairly to reflect those contributions. This allocation changes on an annual basis. See “—Allocation of Compensation” below for a description of 2012 allocations.

The Compensation Committee, in determining both compensation philosophy as well as components and allocation of compensation, is aware of industry practice and takes into account the compensation practices of and amounts paid by other companies in the financial services industry. The financial services industry comprises many different kinds of companies, with different business models and economic characteristics. While many of these companies may be described as financial services companies where human capital is of critical importance, Greenhill competes only with a small fraction of these companies for employees and clients. Because one of our key goals in setting and allocating compensation is to retain and attract qualified personnel, the Compensation Committee considers only a small subset of other financial services companies as relevant from the perspective of determining compensation structure and levels for key professionals at Greenhill—that subset consists of those financial services companies that Greenhill views as sources of potential new hires and competitors for the services of its key individuals. These companies include Bank of America Corporation, Barclays Bank PLC, Citigroup Inc., Credit Suisse, Deutsche Bank AG, Evercore Partners, Inc., Goldman Sachs Group, Inc., JPMorgan Chase & Co., Jefferies Group, Inc., Lazard Ltd., Morgan Stanley and UBS A.G. Competition among these companies for qualified personnel has historically been intense. The Compensation Committee is mindful of this competition in its allocation of compensation, but has chosen not to set any specific metrics or targets relative to these competitors.

Components of Compensation

Base Salary. Annual base salaries for executive officers who are also Managing Directors were set at $600,000 at the time of our initial public offering in 2004 and have remained at that level since then. Mr. Grubb, who is a Principal, received an annual base salary of $220,000 in 2012 and will receive an annual base salary of $235,000 in 2013, which was determined based on comparable base salaries for other Principals of the Company.

Executive officer base salaries and subsequent adjustments, if any, will be determined by the Compensation Committee, based on a review of relevant publicly available market data for our selected peer group and other factors the Compensation Committee believes are relevant. In addition, the Compensation Committee will consider salary adjustments for the organization’s broader employee population.

Incentive Compensation. Incentive compensation is a key component of Greenhill’s executive compensation strategy and generally represents by far the largest component of compensation for executive officers. Awards of annual and long-term incentive compensation are based on Greenhill’s operating performance and each individual’s contributions to revenue as well as to the development of Greenhill’s client base, strategic development, market position and management. Consistent with our philosophy regarding executive ownership, executive officers are eligible for annual incentive compensation generally payable in the form of cash and long-term incentives payable in the form of restricted stock units. Annual incentive compensation awards and long-term incentive compensation awards are only granted once a year, generally at the meeting of the Compensation Committee held in January once the revenue and other financial information is available. Incentive compensation is awarded pursuant to the terms of Greenhill’s Equity Incentive Plan, which permits the Compensation Committee to select among a variety of types of awards, including cash, stock, options or restricted stock units.

While Greenhill has never awarded any stock options and does not expect to do so, if it were to award stock options, such options, under the terms of the Equity Incentive Plan, must be granted with an exercise price of fair market value on the date of the grant, and under the relevant rules of the New York Stock Exchange, the replacement of any such options with lower-priced options would require stockholder approval.

Annual Incentive Compensation. The aggregate amount of annual incentive compensation varies from year to year depending on the amount of our revenues, industry practices and other factors. See “—Allocation of Compensation” below for a description of the process for determining the annual incentive compensation awarded in respect of 2012 performance.

Long-Term Incentive Compensation. The aggregate amount of long-term incentive compensation awarded in any year varies from year to year depending on the amount of revenues, industry practices and other factors. Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the firm’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership. Long-term incentive compensation awards of restricted stock units generally will vest pro rata on an annual basis over a period of five years for managing directors and officers, consistent with our desire to maximize long-term retention of senior professionals. Some awards of restricted stock units may not vest at all for five years, when they vest fully. These vesting periods are longer, in some cases substantially longer, than the vesting periods utilized by our competitors. Restricted stock units are only transferable in limited circumstances. We pay dividend equivalents on a current basis to the holders of unvested restricted stock units, although such amounts are subject to forfeiture under certain circumstances. See “—Allocation of Compensation” below for a description of the process for determining the long-term incentive compensation awarded in respect of 2012 performance.

Other Forms of Compensation. We do not provide any perquisites to any executive officers.

We do not have any pension, severance or deferred compensation plans, except for our tax qualified 401(k) profit sharing plan, and pension plans where required by applicable law. We maintain medical, dental, disability and life insurance benefit plans for the benefit of all of our eligible employees.

Dialogues with our Stockholders

At our 2012 annual meeting of stockholders, our stockholders approved, on an advisory basis, our executive compensation. Our Chief Executive Officer and Chief Financial Officer regularly speak with our major stockholders, as well as many smaller stockholders, and have made presentations at six investor conferences in the last twelve months. We discuss our compensation matters regularly with our stockholders, including comparisons of our compensation practices to those of our peers. Our stockholders have expressed support for our compensation philosophy and the components of our compensation, praising in particular our significant outperformance compared to our closest peers on GAAP compensation ratios, our stated goal of returning to our historic compensation ratio of less than 50%, the fact that our compensation consists of a significant portion of stock-based compensation and long vesting periods for our stock-based compensation. None of our stockholders have voiced to us any concern about the absolute amounts of compensation awarded to any of our named executive officers or the manner in which compensation is allocated. As a result of our stockholders’ approval of our executive compensation in 2012, our dialogues with stockholders and our ongoing review of our compensation policies and decisions, we believe our existing executive compensation program effectively aligns the interests of our named executive officers with those of our stockholders.

Changes in our Executive Officer Team in 2012

Effective as of May 1, 2012, Christopher T. Grubb was appointed as Greenhill’s new Chief Financial Officer and Richard J. Lieb was appointed Head of North American Corporate Advisory, and returned to a full-time focus on client advisory activities. Mr. Grubb is a Principal of Greenhill and joined our Company in 2006. Effective as of September 4, 2012, Ulrika Ekman resigned from her position as General Counsel and Secretary of

Greenhill (although she remained an employee of the Company until November 30, 2012) and our Board of Directors appointed Gavin D. Solotar as Greenhill’s new General Counsel and Secretary. Prior to becoming our General Counsel and Secretary, Mr. Solotar was a partner of Wachtell, Lipton, Rosen & Katz, focusing on mergers and acquisitions, corporate governance and securities law matters.

Allocation of Compensation

Annual incentive compensation awards and long-term incentive compensation awards are generally granted once at the beginning of each calendar year in respect of performance for the preceding year. The purpose of the annual and long-term awards is both to reward recipients for excellent performance in the preceding year and to encourage the long-term retention of the recipients. In order to determine the size of annual incentive and long-term incentive compensation awards to be granted to the executive officers, we begin by determining the pool available for annual and long-term incentive compensation. The pool is calculated by multiplying our revenues for the immediately preceding year by a percentage (determined by management in consultation with the Compensation Committee), and subtracting from that number the salaries and benefits paid to all employees, certain other compensation expenses (including the expense attributable to previously issued restricted stock unit grants) and the cash bonuses payable in respect of the preceding fiscal year to all employees other than the managing directors. The remaining amount is the pool out of which annual incentive and long-term incentive compensation may be awarded.

The actual percentage of our revenues which was recorded as compensation expense during 2012 was 53%. The actual percentage is determined by management in consultation with the Board of Directors and based on such factors as the relative level of revenues, level of base compensation, the anticipated compensation requirements (which may vary depending on the level of recruitment of new managing directors in any given period and other factors) and the level of other costs and expenses. The Compensation Committee noted that our compensation ratio was lower in 2012 than that of most of our key competitors when measured on a comparable basis, in some cases significantly so.

Our executive officers (other than Mr. Solotar, Ms. Ekman and Mr. Grubb) received no annual incentive cash bonus awards in respect of performance in 2012. Mr. Solotar received a cash bonus of $162,539 based on the Compensation Committee’s consideration of his individual performance and the terms of his offer letter. Mr. Solotar’s offer letter provided that he will receive an aggregate bonus of not less than $700,000 payable in February 2013, to be allocated between cash and restricted stock units at the discretion of the Compensation Committee. Ms. Ekman received an annual incentive cash bonus award of $600,000 for individual contributions in 2012, including her assistance in the transition of her duties and responsibilities to Mr. Solotar, as our new General Counsel. As a Principal, Mr. Grubb received an annual incentive cash bonus award of $269,000, reflecting both his overall performance and the Company’s financial results in 2012. Each of Mr. Solotar’s, Ms. Ekman’s and Mr. Grubb’s cash bonus award was paid in February 2013.

In determining the size of the long-term incentive compensation awards granted to our named executive officers in respect of performance in 2012, the Compensation Committee considered the contributions by all of the executive officers to revenues, business development and the development of the Company. The Compensation Committee also considered, in its deliberations regarding the allocation of compensation, the total shareholder return of the Company and the 48% gain for our shareholders in 2012, including both share price appreciation and dividend payments. The Compensation Committee noted that advisory revenue in 2012 decreased only 4% compared to the prior year despite global completed M&A transaction activity declining by 14%. Measured by advisory revenue, 2012 was the third best year in Greenhill’s history. Moreover, our profitability, as measured by revenue per employee, and our pre-tax margin were higher in 2012 than that of any of our closest competitors. In addition, the Compensation Committee noted the Company’s continued efforts to provide value to its stockholders through a continued strong dividend and a share repurchase program. For a more complete summary of our performance in 2012, please refer to our Form 10-K, which has been filed with the Securities and Exchange Commission.

In particular, the Compensation Committee noted Mr. Bok’s role in originating and executing certain client engagements, his role in monetizing certain of our historical merchant banking funds and other investments, and Mr. Bok’s contributions to our relationships with our investors. With respect to Mr. Grubb, the Compensation Committee focused on his role in executing certain client engagements, and also Mr. Grubb’s service as one of our principal spokespersons with investors and analysts and his role as Chief Financial Officer. With respect to Mr. Lieb, the Compensation Committee focused on his role in originating and executing certain client engagements, and also Mr. Lieb’s service as one of our principal spokespersons with investors and analysts during his tenure as Chief Financial Officer. With respect to Mr. Rodriguez and Mr. Solotar, the Compensation Committee noted their contributions to risk management and oversight of the accounting, finance, compliance, legal and other administrative aspects of the management of the Company on a worldwide basis, as well as their contributions to the monetization of various investments. The actual amount of the awards was determined in part on the basis of the amount of relative revenue contributed, the scope of the client relationships originated and/or maintained, the relative importance of the roles played by the executive officers in the execution of specific transactions, in each case, giving due regard to the complexity and difficulty of the administrative roles played by each such officer and the importance of retaining such officers. Long-term performance based incentive compensation comprised 83% of Mr. Bok’s compensation in respect of 2012.

In 2012, we achieved a pre-tax profit margin of 25% and our total advisory revenues relative to 2011 decreased by only 4% despite global completed transaction activity declining by 14%. However, our Chief Executive Officer received no cash bonus in respect of 2010, 2011 or 2012 performance. By paying our Chief Executive Officer all of his compensation above his base salary in stock we both demonstrate his commitment to the long-term success of the Company and further align his interests with those of our shareholders. Moreover, and in order to further strengthen the retention incentive for our Chief Executive Officer, all long-term incentive compensation received by him was in the form of restricted stock units that do not vest at all for five years, when they vest fully (rather than vesting pro rata on an annual basis over five years).

In 2012, Mr. Solotar received a sign-on equity award in connection with his appointment as our new General Counsel and Secretary. The award consisted of 73,573 restricted stock units, of which 50% will vest ratably over five years and the remaining 50% will vest in full on September 30, 2017.

Executive Stock Ownership

Our executive officers own significant interests in Greenhill through stock and restricted stock units granted in previous years. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.” Scott L. Bok, our Chief Executive Officer, owns Greenhill common stock and restricted stock units with a value which is more than 70 times his base salary (assuming a value of our common stock of $58.83, the closing price of the stock on February 21, 2013).

We have historically awarded our executive officers and other senior employees long-term incentive compensation in the form of restricted stock units with a vesting period that is generally longer than those used by our peers and the stock-based component for the executive officers and other senior employees has historically represented a significant portion of compensation. As a result, we believe our executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term, and we have not adopted any stock ownership guidelines.

Our executive officers are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments.

Tax and Accounting Implications

Policy on Qualifying Compensation for Deductibility. Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests.

Compliance with Section 409A of the Internal Revenue Code. We structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification (“ASC”) Topic 718.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of Greenhill serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee of the Board of Directors of Greenhill & Co., Inc.

Steven F. Goldstone, Chairman

Stephen L. Key

Robert T. Blakely

EXECUTIVE COMPENSATION TABLES

2012 Summary Compensation Table (1)

Name	Year	Salary	Bonus		Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Scott L. Bok	2012	$600,000	-0-		$2,899,000	-0-	$397,045	(9)	$3,896,045
Chief Executive Officer	2011	600,000	-0-		3,149,000	-0-	330,539	(10)	4,079,539
	2010	600,000	-0-		7,316,915	-0-	356,483	(11)	8,273,398

Christopher T. Grubb (4)	2012	220,000	-0-		166,130	269,000	15,533	(12)	670,663
Chief Financial Officer

Richard J. Lieb (5)	2012	600,000	-0-		999,000	-0-	90,361	(13)	1,689,361
Former Chief Financial Officer	2011	600,000	-0-		899,000	-0-	68,844	(14)	1,567,844
	2010	600,000	-0-		691,915	-0-	91,945	(15)	1,383,860

Harold J. Rodriguez, Jr.	2012	600,000	-0-		999,000	-0-	78,861	(16)	1,677,861
Chief Operating Officer	2011	600,000	-0-		899,000	-0-	50,653	(17)	1,549,653
	2010	600,000	-0-		791,915	-0-	42,888	(18)	1,434,803

Gavin D. Solotar (6)	2012	195,769	162,539	(8)	3,807,400	-0-	33,108	(19)	4,198,816
General Counsel and Secretary

Ulrika Ekman (7)	2012	367,667	-0-		999,000	600,000	5,037	(20)	1,971,704
Former General Counsel and Secretary	2011	600,000	-0-		899,000	-0-	51,002	(21)	1,550,002
	2010	600,000	-0-		791,915	-0-	40,578	(22)	1,432,493

(1)	Our named executive officers for 2012 are Messrs. Bok, Grubb, Rodriguez, Solotar and Lieb and Ms. Ekman. Mr. Lieb stepped down as Chief Financial Officer and ceased to be an executive officer effective as of May 1, 2012. He is currently Head of North American Corporate Advisory. Ms. Ekman resigned as General Counsel and Secretary and ceased to be an executive officer effective as of September 4, 2012 when Mr. Solotar was appointed as the new General Counsel and Secretary. Ms. Ekman remained an employee until November 30, 2012.
(2)	These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See footnotes 2 (Summary of Significant Accounting Policies) and 12 (Restricted Stock Units) to our financial statements for the year ended December 31, 2012 included in our Form 10-K filed with the Securities and Exchange Commission. In addition, in January 2013, the named executive officers and Richard J. Lieb were granted additional awards of restricted stock units (which we refer to as RSUs) under our Equity Incentive Plan in respect of 2012 performance as follows: Mr. Bok, 49,269 RSUs; Mr. Grubb, 3,569 RSUs; Mr. Lieb, 15,279 RSUs; Mr. Rodriguez, 16,978 RSUs; and Mr. Solotar, 9,134 RSUs. Mr. Bok’s and Mr. Rodriguez’s awards will vest 100% on January 1, 2018. Messrs. Grubb, Lieb and Solotar’s awards will vest ratably over five years.
(3)	These amounts reflect the cash awards to the named executive officers in respect of performance in the referenced year. We refer to this portion of our annual incentive compensation as a bonus.
(4)	Mr. Grubb was appointed our new Chief Financial Officer effective as of May 1, 2012.
(5)	Under SEC rules, Greenhill’s 2012 named executive officers include Mr. Lieb, notwithstanding that effective as of May 1, 2012, Mr. Lieb resigned as our Chief Financial Officer to become our Head of North American Corporate Advisory and therefore is no longer an executive officer of Greenhill.
(6)	Mr. Solotar joined our Company and was appointed our new General Counsel and Secretary effective as of September 4, 2012.
(7)	Under SEC rules, Greenhill’s 2012 named executive officers include Ms. Ekman, notwithstanding that effective as of September 4, 2012, Ms. Ekman resigned as our General Counsel and Secretary and is no longer employed by Greenhill. Ms. Ekman remained our employee until November 30, 2012.

(8)	This amount reflects the cash bonus awarded to Mr. Solotar in respect of 2012 performance, pursuant to the terms of his offer letter.
(9)	Consists of $396,045 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”) and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.
(10)	Consists of $329,539 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.
(11)	Consists of $328,883 in Dividend Equivalent Payments; $26,600 in cash distributed in respect of profit overrides on investments made by Greenhill Capital Partners (or GCP) (“Profit Overrides”) awarded in previous fiscal years; and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. We exited the merchant banking business in 2010. Prior to that time, Profit Overrides were granted as incentive compensation to those of our executive officers who played significant roles in our merchant banking business.
(12)	Consists of $14,533 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Grubb’s 401(k) Profit Sharing Plan.
(13)	Consists of $89,361 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Lieb’s 401(k) Profit Sharing Plan.
(14)	Consists of $67,844 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Lieb’s 401(k) Profit Sharing Plan.
(15)	Consists of $90,945 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Lieb’s 401(k) Profit Sharing Plan.
(16)	Consists of $77,861 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.
(17)	Consists of $49,653 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.
(18)	Consists of $39,488 in Dividend Equivalent Payments; $2,400 in cash distributed in respect of Profit Overrides awarded in previous fiscal years and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.
(19)	Consists of $33,108 in Dividend Equivalent Payments.
(20)	Consists of $4,037 in Dividend Equivalent Payments (net of $54,606 in amounts forfeited in connection with Ms. Ekman’s resignation) and $1,000 in a matching contribution to Ms. Ekman’s 401(k) Profit Sharing Plan.
(21)	Consists of $50,002 in Dividend Equivalent Payments and $1,000 in a matching contribution to Ms. Ekman’s 401(k) Profit Sharing Plan.
(22)	Consists of $39,578 in Dividend Equivalent Payments and $1,000 in a matching contribution to Ms. Ekman’s 401(k) Profit Sharing Plan.

2012 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) (1)	All Other Stock Awards; Number of Shares of Stock or Units (2)		Grant Date Fair Value of Stock Awards (3)
Scott L. Bok	February 3, 2012	See Note 1	60,725	(A)	$2,899,000
Christopher T. Grubb	February 3, 2012	See Note 1	3,480	(B)	166,130
Richard J. Lieb	February 3, 2012	See Note 1	16,741	(B)	799,200
	February 3, 2012	See Note 1	4,185	(A)	199,800
Harold J. Rodriguez, Jr.	February 3, 2012	See Note 1	20,926	(A)	999,000
Ulrika Ekman	February 3, 2012	See Note 1	16,741	(B)	799,200
	February 3, 2012	See Note 1	4,185	(A)	199,800
Gavin D. Solotar	September 30, 2012	See Note 1	36,787	(C)	1,903,725
	September 30, 2012	See Note 1	36,786	(D)	1,903,675

(1)

As described in the “Compensation Discussion and Analysis”, the named executive officers are eligible for an annual incentive compensation award in the form of a cash payment. As described in the “Compensation Discussion and Analysis” above, the actual amounts paid to our executive officers are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each executive officer’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period. See footnote 2 of the 2012 Summary Compensation Table and “Item 3—Approval of the Continued Use of Certain Performance Criteria under Our Equity Incentive Plan—New Plan Benefits” for information on the restricted stock units granted in 2013 as part of our long-term incentive compensation program in respect of 2012 performance to the named executive officers.
(2)	Those restricted stock units with a February 3, 2012 grant date were granted as a part of our long-term incentive compensation program in respect of 2011 compensation. Those restricted stock units with a September 30, 2012 grant date were granted to Mr. Solotar as a sign-on award in connection with his appointment as our new General Counsel and Secretary. Those awards marked (A) were granted on February 3, 2012 and will vest 100% on January 1, 2017; those awards marked (B) were granted on February 3, 2012 and vested as to 20% of the original award on February 3, 2013, and the remainder will vest ratably on February 3 of each of 2014, 2015, 2016 and 2017; those awards marked (C) were granted on September 30, 2012 and will vest ratably on September 30 of each of 2013, 2014, 2015, 2016 and 2017; and those awards marked (D) were granted on September 30, 2012 and will vest 100% on September 30, 2017.
(3)	These amounts reflect the grant date fair value based on a price per share of $47.74 with respect to the awards granted on February 3, 2012 and $51.75 with respect to the awards granted on September 30, 2012, each as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2012

Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Scott L. Bok	5,833 5,099 23,545 13,751 69,374 41,698 60,725	(A) (B) (C) (D) (E) (G) (I)

	220,025		$11,439,100

Christopher T. Grubb	135 502 1,070 2,887 3,480	(A) (B) (D) (F) (H)

	8,074		$419,767

Richard J. Lieb	2,496 5,099 3,983 5,237 11,904 16,741 4,185	(A) (B) (C) (D) (G) (H) (I)

	49,645		$2,581,044

Harold J. Rodriguez, Jr.	872 3,560 5,994 11,904 20,926	(A) (B) (D) (G) (I)

	43,256		$2,248,879

Gavin D. Solotar	36,787 36,786	(J) (K)

	73,573		$3,825,060

Ulrika Ekman (3)	0		$0

(1)	The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Those awards marked (A) vested as to 100% on January 30, 2013; those awards marked (B) vested as to 20% of the original award on January 28, 2013, and the remainder will vest ratably on January 28, 2014; those awards marked (C) will vest 100% on January 1, 2014; those awards marked (D) vested as to 20% of the original award on January 27, 2013, and the remainder will vest ratably on January 27 of each of 2014 and 2015; those awards marked (E) will vest 100% on January 1, 2015; those awards marked (F) vested as to 20% of the original award on February 7, 2013, and the remainder will vest ratably on February 7 of each of 2014, 2015 and 2016; those awards marked (G) will vest 100% on January 1, 2016; those awards marked (H) vested as to 20% of the original award on February 3, 2013, and the remainder will vest ratably on February 3 of each of 2014, 2015, 2016 and 2017; those awards marked (I) will vest 100% on January 1, 2017; those awards marked (J) will vest ratably on September 30 of each of 2013, 2014, 2015, 2016 and 2017; those awards marked (K) will vest 100% on September 30, 2017.

(2)	The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2012 (the last trading day of 2012), $51.99. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.
(3)	Ms. Ekman resigned as our General Counsel and Secretary and is no longer employed by Greenhill. In connection with her resignation, Ms. Ekman forfeited all of her outstanding equity awards.

Stock Vested as of Fiscal Year End 2012

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Scott L. Bok	23,777	$1,113,477
Christopher T. Grubb	1,545	72,352
Harold J. Rodriguez, Jr.	5,255	246,092
Richard J. Lieb	8,972	420,159
Gavin D. Solotar	0	0
Ulrika Ekman	5,266	246,607

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on each vesting date.

Potential Payments upon Termination or a Change of Control

None of our executive officers or other employees have any severance agreements or arrangements (including pursuant to the employment agreements described below). However, our Equity Incentive Plan provides that upon the death, disability, retirement or upon the termination of employment without cause (as determined by our Compensation Committee) within two years following a change of control or six months prior to a change of control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any restricted stock unit previously granted will immediately become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the restricted stock units held by all of our employees. Had the acceleration provision been triggered on December 31, 2012, the value of the number of shares of our common stock to be delivered on that date to our executive officers would have been as follows (calculated using the closing price of our common stock on December 31, 2012 of $51.99): Mr. Bok, $11,439,100; Mr. Grubb, $419,767; Mr. Lieb, $2,581,044; Mr. Rodriguez, $2,248,879; and Mr. Solotar, $3,825,060.

Ms. Ekman resigned as our General Counsel and Secretary effective September 4, 2012 and as our employee effective November 30, 2012. In connection with her resignation, Ms. Ekman forfeited all her outstanding equity awards and did not receive any enhanced or accelerated payments or severance benefits. She received an annual incentive bonus award in respect of individual contributions in 2012, including her assistance in the transition of her duties and responsibilities to Mr. Solotar, as our new General Counsel.

Employment Agreements

The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. These employment agreements are terminable by either party on 90 days’ prior written notice. Messrs. Solotar, Grubb and Lieb are not party to an employment agreement with us. All of our executive officers who are Managing Directors are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees for a period of six months following the termination of their employment.

DIRECTOR COMPENSATION TABLE

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
John C. Danforth	50,004	49,996	100,000
Steven F. Goldstone	-0-	99,999	99,999
Stephen L. Key	57,539	57,461	115,000
Robert T. Blakely	50,004	49,996	100,000

(1)	These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for awards granted in 2012 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

During 2012, directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option either in cash or stock or a combination. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual cash retainer of $15,000, which was paid at his option in a combination of cash and stock. We have not retained any compensation consultants to advise on director compensation.

It is our policy to ask our non-employee directors to retain any stock granted to them as compensation until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances. As of December 31, 2012, all of our non-employee directors owned stock in the Company. As a result, we believe our non-employee directors have a demonstrable and significant interest in increasing the stockholders’ value over the long term, and we have not adopted any stock ownership guidelines.

Our non-employee directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments.

Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. We may also arrange transportation for our directors to and from Board meetings. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions—Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman of our Board of Directors and an employee of Greenhill, but is not an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company. Therefore, to ensure such transactions are given due consideration, our Board of Directors adopted a Related Person Transaction Policy. Under the policy, the Chief Executive Officer, the General Counsel and the Nominating and Governance Committee are tasked with reviewing the proposed transactions between Greenhill and the related parties and the Nominating and Governance Committee is charged with overseeing the policy. See “Information Regarding the Board of Directors and Corporate Governance—Related Person Transaction Policy” above.

Related Transactions Involving Our Directors and Executive Officers

Other Compensation

Robert F. Greenhill, founder, Chairman, director and employee of the Company, actively participates in various client revenue generating engagements as well as overall firm activities. Consistent with our practice for compensating our senior professionals, Mr. Greenhill was compensated in 2012 on a pay-for-performance basis based on his relative contribution to the Company. In 2012, Mr. Greenhill received a total of $4,659,837 in compensation, including $3,399,000 in restricted stock units awarded in 2012 (calculated by multiplying the number of shares underlying the award by the closing price of our common stock on the trading date prior to the grant date of the award). We also provide Mr. Greenhill with a car and driver, with a cost to Greenhill of $173,545 in 2012 (comprised principally of compensation expense in respect of Mr. Greenhill’s driver who is our employee). In addition, Mr. Greenhill uses an aircraft owned by us for personal travel; Mr. Greenhill reimburses us for the costs associated with his personal use of the aircraft. See “—Use of Corporate Aircraft” below. These perquisites are provided only to Mr. Greenhill, in recognition of his role as founder of our firm.

Similar to our arrangements with certain senior professionals, we have an employment agreement with Mr. Greenhill that provides that he will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that he may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. Mr. Greenhill is also entitled to participate in all of our employee benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) savings plan, profit sharing plan and equity incentive plan. The employment agreement may be terminated by either party on 90 days’ notice. Under the agreement, Mr. Greenhill is subject to limitations on his ability to compete with us during the term of his employment and for a three-month period thereafter. He is also prohibited from soliciting certain of our employees for a period of six months following the termination of his employment. In addition, he is subject to obligations of confidentiality and is required to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure.

Relationship with Merchant Banking Funds and Other Principal Investments

Greenhill has an indirect interest in two different merchant banking funds which we refer to as Greenhill Capital Partners I (or Fund I) and Greenhill Capital Partners II (or Fund II), each of which consists of several related fund vehicles which generally invest in parallel on a pro rata basis (we refer to those funds collectively as the “Funds”). The managing general partners of Fund I and Fund II are controlled by Greenhill, and Scott L. Bok, our Chief Executive Officer, remains a member of the Investment Committee of Fund I and Fund II.

Greenhill’s employees committed a significant amount of capital to the Funds at the time of the respective closing dates. Greenhill and those employees who made capital commitments to the Funds have entered into a series of agreements with Funds (the “Partnership Agreements”). Pursuant to the Partnership Agreements, the limited partners of the Funds have agreed to pay during the commitment period an annual management fee to the respective managing general partner of such Funds. Limited partners, including Messrs. Bok and Rodriguez as well as Mr. Greenhill, also agreed to pay to the managing general partners of the funds certain profit overrides. The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.

Use of Corporate Aircraft

Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his family for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Mr. Greenhill reimburses the Company for the actual out-of-pocket costs associated with the operation of the Company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2012, Mr. Greenhill reimbursed us $335,728 for such costs incurred in 2012. No other employees used the aircraft for personal travel in 2012.

In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2012, we paid $67,840 to an entity controlled by Mr. Greenhill on account of such expenses.

Use of Hangar Space

Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2012, Riversville Aircraft Corporation paid us $73,200 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.

The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2012, were audited by Ernst & Young LLP, independent auditors for Greenhill.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and

4.	Discussed with the independent auditors, the independent auditors’ independence.

Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Greenhill

Stephen L. Key, Chairman

John C. Danforth

Robert T. Blakely

Auditor Fees

Ernst & Young LLP served as our principal auditors for 2012. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2011 and 2012 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2011 and 2012 and for all other services performed for fiscal years 2011 and 2012 by Ernst & Young LLP.

	2011	2012
Audit Fees	$976,750	$1,034,458
Audit-Related Fees	0	0
Tax Fees	84,404	19,828
All Other Fees	29,155	13,620

“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee, so long as the chairperson informs the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2014 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before November 1, 2013. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2014 Annual Meeting, must be received no earlier than December 12, 2013 and no later than January 13, 2014, and must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Secretary within these deadlines.

AVAILABLE INFORMATION

Our 2012 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2012, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2012 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our website at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

EXHIBIT A

GREENHILL & CO., INC. EQUITY INCENTIVE PLAN

(as amended and restated)

Section 1. Purpose. The purposes of this Equity Incentive Plan (as amended and restated) (the “Plan”) are to attract, retain and motivate key employees and directors of and consultants and advisors to Greenhill & Co., Inc. (the “Company”) and its subsidiaries and to align the interests of key employees, directors, consultants and advisors with shareholders with equity-based compensation and enhanced opportunities for ownership of shares of the Company’s common stock.

Section 2. Definitions. The following terms used in the Plan and any agreement entered into pursuant to the Plan shall have the meaning set forth below:

“Affiliate” means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

“Award” means any Option, award of Restricted Stock or Restricted Stock Units, Performance Award, Other Stock-Based Award, or any other right, interest or grant relating to Shares or other property granted pursuant to the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not be (as determined by the Committee) executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate or that, in each case, requires shareholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction, either: (i) at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction); or (ii) at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of the Board) of the company resulting from the transaction were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or any successor to such committee, or any other committee of our Board appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a “non-Employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Covered Employee” means an individual who is both (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) expected by the Committee to be the recipient of compensation (other than “qualified performance based compensation” as defined in Section 162(m) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual’s Award would be allowed.

“Disability” means the disability of a Participant (i) such that the Participant is considered disabled under any long term disability plan of the Company, or otherwise (ii) as determined by the Committee in its sole discretion.

“Eligible Person” means any full time or part time employee (including an officer or director who is also an employee), consultant or advisor of the Company or any Affiliate selected by the Committee. Other than for awards of Options, “Eligible Person” shall also include any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary. References to “employment” and related terms in the Plan shall include the provision of services in any capacity.

“Fair Market Value” means the closing sale price of the Shares, as reported on the composite tape of New York Stock Exchange, or any other reporting system selected by the Committee on the relevant dates, or, if no sale of Shares is reported for that date, on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of the valuation.

“Incentive Stock Option” means any Option designated as an incentive stock option within the meaning of Section 422 of the Code and qualifying thereunder.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase a Share or Shares granted under the Plan.

“Other Stock-Based Award” means an Award granted pursuant to Section 9 of the Plan.

“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

“Performance Award” means an Award structured in accordance with Section 10 of the Plan.

“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

“Restricted Stock” means an award of shares which are subject to certain restrictions and to a risk of forfeiture.

“Restricted Stock Unit” means a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

“Retirement” means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least two years of service; (ii) completed at least twelve years of service as a managing director of the Company or its predecessors, or (iii) has completed at least twenty years of service with the Company or its predecessors.

“Share” means a share of common stock of the Company, par value $0.01.

“Subsidiary” means a company where 50% or more of its issued stock or other membership interests is owned directly or indirectly by the Company at the time an Award is issued under the Plan.

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding equity award previously granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines.

Section 3. Administration. (a) The Plan will be administered by the Committee. To the extent permitted by applicable law, the Committee or the Board may delegate to one or more officers of the Company the authority to grant awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. Subject to and consistent with the provisions of the Plan, the Committee (or its delegate or a delegate of the Board) will have full power and authority, in its discretion, and without limitation, to: (i) select Eligible Persons to become Participants; (ii) determine the type and number of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by each Award; (iv) determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; (v) determine the expiration date of any Award; (vi) determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property; (vii) determine any other terms and conditions of, and all other matters relating to, Awards; (viii) prescribe Award Agreements (such Award Agreements need not be identical for each Participant) and amendments thereto; (ix) construe and interpret the Plan and the respective Award Agreements entered into pursuant to the Plan; and (x) make all other determinations necessary or advisable for administering the Plan. All decisions and determinations of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and shareholders.

(b) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the Board delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

Section 4. Shares Subject to the Plan; Limits on Awards.

(a) Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased by the Company in the open market or otherwise. Subject to adjustment made in accordance with Section 12 of the Plan, the maximum number of Shares that may be issued under the Plan will not exceed 30,000,000 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 12 of the Plan, under the Plan no Covered Employee may be granted in any calendar year (i) Options that relate to more than 700,000 Shares, (ii) Performance Awards denominated in Shares that relate to more than 700,000 Shares and (iii) Performance Awards denominated in cash or valued with reference to property other than Shares with a maximum dollar value payable equal to $25,000,000.

(b) Shares subject to an Award (other than a Substitute Award) that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of Shares to the Participant will again be available for Awards, and Shares withheld in payment of the exercise price or taxes relating to an Award and Shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute Shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan. Shares underlying Substitute Awards shall not reduce the number of Shares available for delivery under the Plan.

Section 5. Eligibility. Awards may be granted only to Eligible Persons who are selected to be Participants by the Committee in accordance with the provisions of the Plan. Holders of equity-based awards granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines are eligible to receive Substitute Awards hereunder.

Section 6. Options. The Committee is authorized to grant Options to Participants on the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a) Exercise Price. The exercise price of each Option granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option. Notwithstanding the foregoing, any Substitute Award may be granted with an exercise price per Share other than as required above.

(b) Term and Termination of Options. The term of each Option, together with the effect of termination of employment or service by a Participant on such term, will be determined by the Committee, but in no event will an Option be exercisable, either in whole or in part, after the expiration of ten years from the date of grant of such Option.

(c) Exercise of Option. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable and shall determine the time in which Options shall be exercisable in whole or in part and the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Shares, or other property (including notes and other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered in satisfaction of Options to Participants.

Section 7. Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or any Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to participants who are employees of the Company or a Subsidiary of the Company. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

Section 8. Restricted Stock and Restricted Stock Unit Awards. The Committee is authorized to grant Restricted Stock and/or Restricted Stock Units to Participants.

(a) The Awards granted under this Section 8 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(b) Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

(c) If the Committee intends that an Award of Restricted Stock or Restricted Stock Units shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award of Restricted Stock or Restricted Stock Units may be structured in accordance with Section 10 and any such Award of Restricted Stock or Restricted Stock Units shall be considered a Performance Award for purposes of this Plan.

Section 9. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.

Section 10. Performance Awards.

(a) General. Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 10(b). The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(c) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 10. The performance goals shall be objective, shall be pre-established by the Committee and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(d) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) earnings available to common shareholders, (xi) ratio of compensation and benefits to net revenues and (xii) execution and origination of assignments directly related to the individual covered employee. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Committee shall determine. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(e) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee. Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to Paragraph (b) above. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.

Section 11. Termination of Employment. Unless otherwise determined by the Committee or provided by the Committee in the applicable Award Agreement, the following provisions shall apply:

(a) Upon a termination of employment as a result of death, Disability or Retirement:

(i) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii) any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable and will expire on the earlier of (A) the date the option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(b) Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion):

(i) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment, and

(ii) any Option then held by the Participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company upon such termination of employment.

(c) Upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) within two years following the occurrence of a Change in Control or upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) six months prior to the occurrence of a Change in Control if the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):

(i) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii) any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(d) Upon termination of employment for any reason other than death, Disability, Retirement or termination of employment by the Company for cause (as determined by the Committee in its sole discretion) or in connection with the occurrence of a Change in Control:

(i) any time vesting Restricted Stock Award or time vesting Restricted Stock Unit Award then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii) any Option then held by the Participant, to the extent exercisable, shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one hundred and eighty days (or ninety days in the case of an Option that is intended to qualify as an Incentive Stock Option) after the date the such Participant’s service ceases, and

(iii) any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant which is not then payable and remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time such Award would have been payable if the termination of employment had not occurred.

Section 12. Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects Shares such that an adjustment is appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares by which annual per person Award limitations are measured under Section 4(a), (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

Section 13. Change In Control. Subject to Section 11 of this Agreement and except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control, the Committee shall determine whether outstanding Options under the Plan shall become fully exercisable and whether outstanding Awards (other than Options) under the Plan shall become fully vested and payable.

Section 14. Compliance with Laws; Transferability.

(a) The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. Except as the Committee may otherwise determine from time to time, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 14(b) shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

Section 15.  Certain Tax Provisions.

(a) Withholding. The Company and any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Notwithstanding any other provision of the Plan, only the minimum amount of Shares deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(b) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code, such Participant shall notify the Company of such disposition within ten days thereof.

(c) Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, if any, the Plan is intended to comply with the requirements of Section 409A, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A and the related regulations, and the Plan shall operate accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

Section 16. General Provisions.

(a) Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(b) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received or executed (if execution is required) an Award Agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(c) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In addition, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or after termination of such employment, establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company, as determined under the Company’s non-competition policy, as in effect from time to time.

(d) Subject to applicable law, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, either automatically, or at the election of the Committee or a Participant. Subject to the provisions of the Plan and any Award Agreement, the recipient of the Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (“dividend equivalents”), with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(e) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(f) Awards may be granted to employees of the Company or any Subsidiary or Affiliate who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to those employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees of the Company or any Subsidiary or Affiliate on assignments outside their home country.

Section 17. Effective Date; Amendment and Termination.

(a) The Plan shall become effective upon its adoption by the Board on May 4, 2004.

(b) Unless the Plan will have been previously terminated by the Board, the Plan will terminate ten years from the date of its adoption. The Board will have the right, at any time to suspend, amend, alter, discontinue or terminate the Plan, provided, however that no such action shall be made without shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. No termination of the Plan or action by the Board in amending or suspending the Plan may materially impair the rights of a Participant under any outstanding Award, without the consent of the affected Participant, except any such amendment made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

(c) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder of beneficiary of any Award, provided, however, that no such action shall impair the rights of a Participant or holder of beneficiary under any Award theretofore granted under the Plan.

Section 18. Governing Law. The Plan will be governed by and construed in accordance with the law of the State of New York.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 10, 2013.

Vote by Internet • Log on to the Internet and go to http://proxy.georgeson.com/ • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:		For	Withhold				For	Withhold		For	Withhold		+
	01 - Robert F. Greenhill	☐	☐	02 - Scott L. Bok			☐	☐	03 - Robert T. Blakely	☐	☐

	04 - John C. Danforth	☐	☐	05 - Steven F. Goldstone			☐	☐	06 - Stephen L. Key	☐	☐

	07- Karen P. Robards	☐	☐

				For	Against	Abstain					For	Against	Abstain

2. Approval, by non-binding vote, of Greenhill’s executive compensation.				☐	☐	☐	4. Ratification of the Selection of Ernst & Young LLP to serve as Greenhill’s auditors for the year ending December 31, 2013.				☐	☐	☐

				For	Against	Abstain

3. Approval of the continued use of certain performance criteria under Greenhill’s equity incentive plan.				☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Greenhill & Co., Inc.

Notice of 2013 Annual Meeting of Stockholders

Greenhill & Co., Inc.

300 PARK AVENUE

NEW YORK, N.Y. 10022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS — APRIL 11, 2013

The undersigned hereby appoints Robert F. Greenhill and Scott L. Bok as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on February 21, 2013, at 11:00 A.M., at the Annual Meeting of Stockholders to be held at the InterContinental New York Barclay, 111 East 48th Street, New York, New York 10017, on April 11, 2013, or any adjournment or postponement thereof and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)